Exhibit 15 Letter Re: Unaudited Interim Financial Information

The Board of Directors

AmSouth Bancorporation

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of AmSouth Bancorporation for the registration of 1,000,000 shares of its common stock and 1,000,000 preferred stock purchase rights of our report dated August 3, 2004 relating to the unaudited consolidated interim financial statements of AmSouth Bancorporation that are included in its Form 10-Q for the quarter ended June 30, 2004.

/s/ Ernst & Young LLP

Birmingham, Alabama

August 3, 2004